EXHIBIT NO. 99.(e) 2

As of September 30, 2025

EXHIBIT A

TO

DISTRIBUTION AGREEMENT

BETWEEN

MFS FUND DISTRIBUTORS, INC. AND

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

DATED SEPTEMBER 6, 2024 (the “Agreement”)

MFS Active Exchange Traded Funds Trust

MFS Blended Research Core Equity ETF

MFS Blended Research Emerging Markets Equity ETF

MFS Blended Research International Equity ETF

MFS Active Core Plus Bond ETF

MFS Active Growth ETF

MFS Active Intermediate Muni Bond ETF

MFS Active International ETF

MFS Active Mid Cap ETF

MFS Active Value ETF

IN WITNESS WHEREOF, each of the parties has caused this Exhibit A to be executed in its name and behalf on the day and year first above written.

MFS ACTIVE EXCHANGE TRADED FUNDS TRUST

On its own behalf and on behalf of each of its series

By: /s/CHRISTOPHER BOHANE

Name: Christopher Bohane

Title: Assistant Secretary and Assistant Clerk

MFS FUND DISTRIBUTORS, INC.

By: /s/MICHAEL S. KEENAN

Name: Michael S. Keenan

Title: President